Exhibit 2.1

SECOND AMENDMENT AGREEMENT

This Second Amendment Agreement (the “Agreement”) by and between PowerUp Acquisition Corp. (“Purchaser”), PowerUp Merger Sub II, Inc. (“Merger Sub”), Srirama Associates, LLC (“Sponsor”), Stephen Quesenberry (“Seller Representative”) and Aspire Biopharma, Inc. (“Company”) is dated and effective as of this 9th day of October 2024. Each of Purchaser, Merger Sub, Sponsor, Seller Representative and the Company are a “Party,” and collectively, the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger dated as of August 26, 2024, as amended by that certain Amendment Agreement dated September 4, 2024 (the “Merger Agreement”).

WHEREAS, as part of on-going due diligence following the execution of the Merger Agreement, the Parties acknowledge and agree that the Parties need additional time to complete the Company Disclosure Schedules and Purchaser Disclosure Schedules as required in Section 5.26 of the Merger Agreement;

WHEREAS, the Parties believe it is in their collective best interests to extend the Disclosure Schedule Delivery Date as defined in Section 5.26 of the Merger Agreement.

NOW, THEREFORE, in exchange for the covenants and agreements contained in this Waiver, the sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1. Acknowledgment. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Agreement, constituting acknowledgments and agreements by and between the Parties hereto, and are incorporated in this Agreement by this reference.

2. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

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3. Amendments. Pursuant to Section 9.9 of the Merger Agreement, the Parties hereby agree the following Amendments:

a. Disclosure Schedule Delivery Date. Section 5.26 of the Merger Agreement shall be replaced in its entirety with the following:

5.26. Disclosure Schedules. The Company shall provide Purchaser the final-form Company Disclosure Schedules no later than October 11, 2024 (the “Disclosure Schedule Delivery Date”), and Purchaser shall provide the Company the final-form Purchaser Disclosure Schedules no later than the Disclosure Schedule Delivery Date. Purchaser and the Company, respectively, shall have until the end of the seventh (7th) calendar day following the Disclosure Schedule Delivery Date to review the disclosing Party’s disclosure schedules and notify the disclosing Party of any item listed or omitted on the disclosure schedule that has a material impact on the non-disclosing Party’s willingness or ability to consummate the Transaction (each a “Disclosure Issue Notice”). The disclosing Party shall cure the items set forth in Disclosure Issue Notice within seven (7) calendar days following receipt of the Disclosure Issue Notice. Failure to timely cure any items set forth in the Disclosure Issue Notice shall allow the non-disclosing Party to terminate this Agreement pursuant to Section 7.1(i).

4. Integration. The terms set forth in Article 9 of the Merger Agreement are hereby integrated into this Waiver as if they were contained herein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Purchaser:

POWERUP ACQUISITION CORP.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

Sponsor:

SRIRAMA ASSOCIATES, LLC

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	President

Merger Sub:

POWERUP merger Sub II, Inc.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

Company:

ASPIRE BIOPHARMA, INC.

By:	/s/ Kraig Higginson
Name:	Kraig Higginson
Title:	Chief Executive Officer

Seller Representative:

/s/ Stephen Quesenberry
Stephen Quesenberry

[Signature Page to Amendment Agreement]

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